Exhibit 10.1

PERSONAL AND CONFIDENTIAL

April 25, 2008

Mr. Stephen Hall

[Address]

Dear Stephen:

Helicos BioSciences Corporation (the “Company” or “Helicos”) is pleased to offer you the position of Senior Vice President, Chief Financial Officer, initially reporting to Steve Lombardi, President and COO. We are excited about the prospect of your joining our team, and look forward to the addition of your professionalism and experience to help Helicos achieve its goals.

While we understand that you need to provide a smooth transition in your current situation, we will appreciate a start date that reflects your earliest possible convenience.

Your salary will be paid at an initial gross, bi-weekly rate of $10,692.30 ($278,000.00 annually), in accordance with the Company’s normal payroll practices as established or modified from time to time.

You will be eligible to participate in the Helicos Management Bonus Program.

You will also be eligible to receive a Relocation Assistance Package which includes:

Relocation: All expenses for movement of household goods and payment of closing costs not to exceed $42,000 (6% of up to $700,000).

Temporary Housing: Company will provide a grossed-up, lump sum of $3,000.00 per month for a period of 6 months for temporary housing in the local area. If needed, renewal for another 6 months will be provided.

Househunting Trips: Reasonable and customary expenses related to househunting

Inconvenience Allowance: One time payment of $15,000 for incidentals related to the move.

* Relocation Assistance Package must used within 12 months of start date. Should you voluntarily resign within 12 months of start date, all relocation monies used will need to be reimbursed to the Company.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure, as such benefits programs may be established or modified from time to time.  We currently have group health and dental plans, life insurance, AD&D, long- and short-term disability insurance as well as an Employee Assistance Plan.  Currently, there is no employee co-payment for premiums for these insurance plans.  The life insurance policy will be in an amount equal to your annualized salary.   You will be eligible to participate in the Company’s
401(k) Plan.  Helicos also offers subsidized parking or a monthly T-Pass for employees who commute via public transportation.

You will be eligible to accrue up to 15 days of paid vacation for each full calendar year of employment with the Company, at an accrual rate of 4.615 hours per bi-weekly pay period.  Such vacation may be taken in accordance with applicable Company policy or practice.

Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) you will be granted the option to purchase up to 150,000 shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”).  The purchase price per share shall be the fair market value per share of Common Stock, as determined by the Compensation Committee, as of the date of the first regularly scheduled meeting of the Compensation Committee after your employment begins.  The date your employment begins will be your vesting start date.  The Option Shares shall be issued pursuant to the Company’s 2007 Stock Option and Incentive Plan.  The Option Shares are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  The Option Shares shall be subject to the terms of an option agreement, which will include, among other things, a vesting schedule.  The first 25% of the Option Shares will vest on the first anniversary of your vesting start date.  The remainder shall vest in equal monthly installments over the next three years.

This offer of employment is contingent upon the satisfactory completion of a customary reference check and background check. The Company requires you to verify that the performance of your position at Helicos does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers or other persons or entities that are in conflict with your obligations to the Company).  Please provide us with a copy of any such agreements.  You will also be required to sign a Nondisclosure and Developments Agreement and a Non-Compete Agreement as a condition of your employment with the Company.  A copy of each of these agreements will be made available to you.

Moreover, within three days after your start date, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The Company believes that an “at-will” relationship is in the best interests of both the Company and its employees.  Accordingly, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.  Moreover, the terms in this letter are not contractual, but are a summary of our initial employment relationship and are subject to later modification by the Company, except that the nature of your at-will relationship may not be modified except by an express written agreement signed by the Chief Executive Officer of the Company.

This letter, together with the Nondisclosure Agreement, Non-Compete Agreement and Change in Control Agreement, set forth the entire agreement between you and the Company concerning your initial employment by the Company, and supersedes, voids and cancels any prior or contemporaneous agreements, representations, promises, offers and/or understandings by or between you and the Company, whether written or oral, regarding the terms and conditions of your employment.

We are very interested in having you join the Company.  If you agree with the terms of this offer, please indicate your acceptance by signing, dating and returning a copy to my attention. As discussed, we have an expected start date of April 30, 2008.

Sincerely,

/s/ Jo Norton
Jo Norton
Director, Talent Acquisition & Development

AGREED TO AND ACCEPTED:

I am pleased to accept the offer of at-will employment stated in this letter, and I understand and agree to all of its terms.

Name:	Stephen Hall

Signature:	/s/ Stephen Hall	Date:	April 27, 2008